Exhibit 10.1

CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [**], HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(b)(10)(iv). SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

LICENSE AGREEMENT

Case Western Reserve University – Mosaic ImmunoEngineering, Inc.

This License Agreement (hereinafter “Agreement”) entered into as of this 4th day of May, 2022 (“Effective Date”) by and between Case Western Reserve University, an Ohio non-profit corporation, having a principal place of business at 10900 Euclid Avenue, Cleveland, Ohio 44106 (“CWRU”) and Mosaic ImmunoEngineering, Inc., a Delaware for-profit corporation, having a place of business at 1537 South Novato Blvd #5, Novato CA 94947 (“Licensee”).

WITNESSETH

WHEREAS, CWRU owns certain rights in certain technology relating to novel immunostimulatory nanoparticles and applications thereof and is interested in licensing same;

WHEREAS, Licensee desires to license the rights in and to the technology upon the terms and conditions herein set forth;

NOW THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

1.          DEFINITIONS

1.1        The term “Approval” shall mean FDA approval or Foreign Equivalent that is necessary for the commercial sale of a Licensed Product in the Field of Use in the applicable country or regulatory jurisdiction.

1.2        The term “Biological Materials” shall mean any biological materials created through use of any Patent or supplied by CWRU together with any Progeny, or Unmodified Derivatives thereof created by Licensee. CWRU may supply Biological Materials to Licensee pursuant to a separate materials transfer agreement to be negotiated in good faith by the parties that, among other terms, will incorporate the license terms of this Agreement by reference. For the avoidance of doubt, CWRU has not supplied any Biological Materials to Licensee as of the Effective Date. Notwithstanding the foregoing, the parties agree that cowpea mosaic virus in its natural form is not deemed a Biological Material.

1.3        The term “BLA” shall mean a Biological License Application submitted under 21 C.F.R. §601.2.

1.4        The term “BLA Approval” shall mean the grant by the FDA under 21 C.F.R. §601.20 or §601.40 of the right to market commercially and distribute a Licensed Product(s) within the United States.

1.5        The term “Clinical Trial” shall mean the use of a Licensed Product(s) in human subjects in accordance with 21 C.F.R. Part 312.

1.6        The term “Complete Phase I” shall mean the date on which the FDA permits the initiation of a Phase II Clinical Trial of a Licensed Product(s).

1.7        The term “Complete Phase II” shall mean the date on which the FDA permits the initiation of a Phase III Clinical Trial or similar pivotal Clinical Trial of a Licensed Product(s).

1.8        The term “Complete Phase III” shall mean the date on which the FDA permits the initiation of a BLA of a Licensed Product(s).

1.9        The term “Copyrights” shall mean any works of authorship fixed in any tangible medium of expression, now known or later developed, from which they can be perceived, reproduced, or otherwise communicated, either directly or with the aid of a machine or device. Works of authorship include, without limitation, the following categories: (a) literary works; (b) musical works, including any accompanying words; (c) dramatic works, including any accompanying music; (d) pantomimes and choreographic works; (e) pictorial, graphic, and sculptural works; (f) motion pictures and other audiovisual works; (g) sound recordings; (h) architectural works; (i) code. For the avoidance of doubt, CWRU has not provided or supplied any Copyrights to Licensee as of the Effective Date.

1.10      The term “Dispose” or “Disposition” shall mean the sale, lease or other transfer of Licensed Product(s).

1.11      The term “Dollar”, “U.S. Dollar” and “U.S. $” shall mean lawful money of the United States of America.

1.12      The term “Equity Securities” shall mean any Common Stock, or any securities convertible or exchangeable into Common Stock, whether debt or equity, but not including any Excluded Issuances.

1.13      The term “Excluded Issuances” shall mean issuances or sale by Licensee after the effective date of the Option Agreement of shares of Common Stock issued directly or upon the exercise of options under customary Board approved plans for the benefit of key employees and consultants of Licensee and issued pursuant to Licensee’s 2020 Equity Incentive Plan.

1.14      The term “FDA” shall mean the U.S. Food & Drug Administration.

1.15      The term “FDC Act” shall mean the Federal Food, Drug and Cosmetic Act of 1938, as amended.

1.16      The term “Field of Use” shall mean preparative, manufacturing, therapeutic, diagnostic, vaccine and preventive uses of Licensed Technology and/or Licensed Products for all applications, including veterinary and human applications.

1.17      The term “Fiscal Quarter” or “Quarter” shall refer to the normal quarterly accounting periods of Licensee; if Licensee does not have normal quarterly accounting periods, then “Fiscal Quarters” shall mean the calendar three months periods commencing with January of each year.

1.18      The term “Foreign Equivalent” shall mean the performance or occurrence of activities in non-U.S. jurisdictions similar to the performance or occurrence of activities in the United States covered by the terms “Clinical Trial,” “Initiate Phase I Clinical Trial,” “Complete Phase I Clinical Trial,” “Phase II Clinical Trial,” “Initiate Phase II Clinical Trial,” “Complete Phase II,” “Phase III Clinical Trial,” “Initiate Phase III Clinical Trial,” “Complete Phase III Clinical Trial,” “BLA,” “BLA Approval,” and “Regulatory Approval,” as each such term is defined in this Article.

1.19      The term “Initiate Phase I Clinical Trial” shall mean the date a human subject is first dosed in a Phase I Clinical Trial.

1.20      The term “Initiate Phase II Clinical Trial” shall mean the date a human subject is first dosed in a Phase II Clinical Trial.

2

1.21      The term “Initiate Phase III Clinical Trial” shall mean the date a human subject is first dosed in a Phase III Clinical Trial.

1.22      The term “Know-How” shall mean any and all technical information, Trade Secrets, formulas, prototypes, specifications, directions, instructions, test protocols, procedures, results, studies, analyses, data, conceptions, ideas, innovations, discoveries, inventions, processes, methods, materials, machines, devices, formulae, equipment, enhancements, modifications, technological developments, techniques, systems, tools, designs, drawings, plans, software, documentation, data, programs, and other knowledge, information, skills, and materials owned or controlled by CWRU. For avoidance of doubt, Know-How does not include information that was in the public domain before the effective date of the Option Agreement.

1.23      The term “Launch” shall mean the same as Product Launch.

1.24      The term “Licensed Product” or “Product” shall mean any composition, product, device, service, method and/or process which constitutes, is based on, incorporates or utilizes, wholly or in part, Licensed Technology, any and all Licensee Improvements and/or any and all Biological Materials.

1.25      The term “Licensed Technology” or “Technology” shall mean (i) the technology described in Attachment A on an “AS IS” basis on the Effective Date; (ii) the Trade Secrets of CWRU, Know-How of CWRU, design architecture and the software and algorithm related to the technology described in Attachment A, including, without limitation, all related code, on an “AS IS” basis on the Effective Date; (iii) any claims issuing on Patents covering the foregoing parts i or ii; and (iv) any Copyrights of CWRU or its licensors in any of the foregoing, or any portion thereof. For the avoidance of doubt, as of the Effective Date, Attachment A does not describe any (i) Technology other than Patent(s) (including the invention disclosures related thereto) or (ii) Trade Secrets or Know-How not related to the Patents, design architecture, software, algorithms or code.

1.26      The term “Licensee Improvement(s)” shall mean intellectual property developed by Licensee individually or jointly with any sublicensee or any Third Party(ies) that constitute any product or component part thereof, other than a Licensed Product, that in whole or in part uses the Licensed Technology for its discovery, development, manufacture, use or sale. (For clarity, intellectual property developed solely by a Third Party (i.e., not jointly by Licensee and a Third Party) is not a Licensee Improvement.) Licensee Improvements shall be added to Attachment B, which Licensee shall promptly (but no less frequently than once per year) update upon development of any Licensee Improvements. Notwithstanding the foregoing, in order for any of the aforementioned intellectual property to be considered a Licensee Improvement, it must be derived from the Licensed Technology. Licensee shall be the sole owner of Licensee Improvements and shall be entitled to establish all proprietary rights for itself in the intellectual property included in Licensee Improvements (but not the Licensed Technology incorporated therein which is not itself a Licensee Improvement), whether in the nature of Trade Secrets, copyrights, patent applications, patents or other rights, provided that: (a) Licensee Improvements shall be considered Licensed Technology and subject to the terms of this Agreement, including but not limited to, Royalties, and (b) products incorporating Licensee Improvements may not be made, used, or disposed of in conjunction with any use of or product based on the Licensed Technology prior to the end of twenty (20) years from the Effective Date or the expiration date of the last to expire Patent whichever comes later, unless the license granted under 2.1 of this Agreement is then in effect. For the avoidance of doubt, (i) Licensee is not restricted from making, using, or disposing of any products incorporating Licensee Improvements for any purpose outside of any use of or product based on the Licensed Technology; and (ii) the Term shall not be extended for any Licensee patents that include Licensee Improvements. CWRU, and any non-profit health care institutions affiliated with CWRU, shall have the right to use Licensee Improvements (except for Licensee Improvements that are and continue to be Trade Secrets of Licensee) on a royalty-free, nonexclusive basis for research, educational, academic and administrative purposes. If this Agreement terminates or is terminated before the term specified in Section 3, all of Licensee’s right, title, and interest in Licensee Improvements shall be transferred to CWRU; provided, however, that in such event CWRU will grant a royalty-free exclusive license to Licensee to use such Licensee Improvements for any purpose outside of any use of or product based on the Licensed Technology, with the other terms and conditions of such royalty-free exclusive license (such as the allocation of responsibility for the control and direction of the prosecution and maintenance of any patents included within such Licensee Improvements) to be negotiated in good faith by the parties.

3

1.27      The term “Market Exclusivity Period” shall mean any exclusive marketing rights granted by the FDA or another regulatory agency in any country in the Territory for a specified period based on Approval of a Licensed Product, including but not limited to exclusive marketing rights as may be granted under New Product Exclusivity, Orphan Drug Exclusivity and/or Pediatric Exclusivity.

1.28      The term “Melt Processing Patents” shall mean any application or patent described in Attachment C, or continuation, continuation-in-part, divisional, reissue, reexamination, or extension thereof, in the U.S.A. or in any other country, which issues to CWRU and is based on intellectual property in existence at the date of the signing of this Agreement.

1.29      The term “Melt Processing License” shall mean that certain license that CWRU and Licensee desire to enter into regarding the Melt Processing Patents.

1.30      The term “Net Sales” shall mean the total Revenues received from the manufacture use or Disposition of Licensed Products, less the total of all:

a. discounts or rebates allowed in amounts customary in the trade;

b. sales tariffs, duties and/or taxes imposed on the Licensed Products;

c. transportation prepaid or allowed; and

d. amounts allowed or credited on returns

No deduction shall be made for commissions paid to individuals (whether independent sales agents or persons regularly employed by Licensee).

Notwithstanding the foregoing, Licensed Products distributed as free promotional samples in limited and commercially reasonable amounts, consistent with prevailing pharmaceutical industry standards, or in any compassionate use program (provided such Licensed Products are provided without charge), or used or transferred for use in bona fide research activities directly related to Licensed Products, including clinical trials, shall be disregarded in determining Net Sales.

1.31      The term “New Product Exclusivity” shall mean and refer to any exclusivity granted by (i) the FDA pursuant to § 505(c)(3)(E) or § 505(j)(5)(F) of the FDC Act or § 351(k) of the Public Health Service Act of 1944, as amended or (ii) any equivalent exclusivity granted by the applicable government agencies authorized to grant Market Exclusivity in a country or territory.

1.32      The term “Non Royalty Sublicensing Income” or “NRSI” shall mean all non-royalty considerations received by Licensee related to a sublicense agreement. NRSI would include but not be limited to all sublicense issue fees, maintenance fees and non-sales related sublicense milestone payments received by Licensee directly related to the sublicensing by Licensee of rights to commercialize Licensed Product(s). NRSI excludes consideration received by Licensee in the following categories:

    1.32.1       Bona fide support for future research, development and manufacturing activities directly related to the development of Licensed Products pursuant to a written, verifiable contractual arrangement therefor and an applicable work plan or budget;

    1.32.2       Proceeds derived from debt financing, to the extent such financing is at market rates;

    1.32.3       Consideration received for the purchase of an equity interest in Licensee to the extent that the price per share of such equity does not exceed by more than ten percent (10%) the fair market value of such equity; or

4

    1.32.4       As reimbursement of Licensee’s patent costs incurred for Patents.

1.33      The term “Option Agreement” shall mean the Materials Transfer, Evaluation and Exclusive Option Agreement entered into by and between CWRU and Licensee on July 1, 2020.

1.34      The term “Orphan Drug Exclusivity” shall mean and refer to any exclusivity granted by the FDA to the sponsor of a marketing application for a designated orphan drug in the rare disease or condition for which the drug was designated, or for select indications or uses within the rare disease or condition for which the orphan drug was designated pursuant to 21 C.F.R. § 316.31 or any equivalent exclusivity granted by the applicable government agencies authorized to grant Market Exclusivity in a country or territory.

1.35      The term “Patent(s)” shall mean any application or patent described in Attachment A, or continuation, continuation-in-part, divisional, reissue, reexamination, or extension thereof, in the U.S.A. or in any other country, which issues to CWRU and is based on intellectual property in existence at the date of the signing of this Agreement.

1.36      The term “Pediatric Exclusivity” shall mean and refer to any exclusivity granted by the FDA for pediatric studies pursuant to § 505A of the FDC Act or any equivalent exclusivity granted by the applicable government agencies authorized to grant Market Exclusivity in a country or territory.

1.37      The term “Phase I Clinical Trial” shall mean a Clinical Trial of a Licensed Product in which human subjects are exposed to or treated with such Licensed Product primarily for the purpose of evaluating safety and tolerability.

1.38      The term “Phase II Clinical Trial” shall mean a Clinical Trial either (i) designed to provide a preliminary evaluation of the activity or effectiveness, common short-term side effects, risks, or other characteristics of a Licensed Product for particular indications; or (ii) as otherwise indicated as being a Phase II Clinical Trial in its protocol.

1.39      The term “Phase III Clinical Trial” shall mean the agreement by the FDA and the Licensee that a Clinical Trial which the FDA and Licensee agree is “adequate and well-controlled” as those terms are defined in 21 C.F.R. § 314.126 in its design and conduct to demonstrate whether a Licensed Product(s) has sufficient safety and effectiveness as necessary for BLA Approval of such Licensed Product(s).

1.40      The term “Prime Rate” shall mean the interest rate per annum announced from time to time by Key Bank, Cleveland, Ohio, as its prime rate.

1.41      The term “Product Launch” shall mean the initial delivery to an end user of a Licensed Product(s) that is subject to, and in accordance with, a BLA Approval for such Licensed Product(s).

1.42      The term “Progeny” shall mean an unmodified descendant of Biological Material, such as virus from virus, cell from cell, or organism from organism, and any immediate or remote progeny of or descendant from organisms or cell lines containing the same genetic mutation(s) or lesion(s) as the Biological Material.

1.43      The term “Regulatory Approval” shall mean FDA approval or Foreign Equivalent.

1.44      The term “Revenue” shall mean the U.S. Dollar value of all consideration realized by Licensee for the Disposition of Licensed Product(s).

1.45      The term “Royalties” shall mean Disposition royalties which are calculated as a percentage of Net Sales and will be payable by Licensee to CWRU under the provisions of this Agreement.

5

1.46      The term “Submit a BLA” shall mean the initial filing of a BLA with the FDA or Foreign Equivalent.

1.47      The term “Territory” shall mean the entire world.

1.48      The term “Third Party(ies)” shall mean any person or entity other than the Licensee or CWRU.

1.49      The term “Trade Secret” shall mean information, including a formula, pattern, compilation, program, device, method, technique, or process (as defined by the Uniform Trade Secrets Act) that:

•	Derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
•	Is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

1.50      The term “Unmodified Derivative” shall mean substances created by Licensee which constitute an important unmodified functional sub-unit or expression product of Biological Material, e.g., subclones of unmodified cell lines, purified or fractionated sub-sets of Biological Material such as novel plasmids or vectors, proteins expressed as DNA or RNA, or antibodies secreted by a hybridoma.

1.51      The term “Year” refers to contract years of the License Agreement, i.e., a 12-month period starting with the date (or anniversary) of the Effective Date of the License Agreement.

2.          LICENSE GRANT

2.1        CWRU hereby grants to Licensee, and Licensee hereby accepts, an exclusive, world-wide, and terminable (in accordance with this Agreement) right and license to use the Licensed Technology to make, have made, use, offer for sale, import and Dispose of Licensed Products and to create Licensee Improvements and/or Biological Materials for the Field of Use, subject to the terms of this Agreement.

2.2        CWRU hereby grants to Licensee the right to grant sublicenses, provided that: (i) the sublicensee agrees to abide by and be subject to all the terms and provisions of this Agreement applicable to Licensee and that the economic return to CWRU from the Disposition of Licensed Products be not less than the economic returns would be if such Disposition had been by Licensee; (ii) the sublicensee shall have no further right to grant sublicenses under this Agreement; (iii) in the event any sublicensee (or any entity or person acting on its behalf) initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of any Patent in any court, administrative agency or other forum, Licensee shall, upon written request by CWRU, terminate forthwith the sublicense agreement with such sublicensee, and the sublicense agreement shall provide for such right of termination by Licensee; (iv) the sublicense agreement shall provide that, in the event of any inconsistency between the sublicense agreement and this Agreement, this Agreement shall control; (v) Licensee remains fully liable for the performance of its and its sublicensee’s obligations hereunder; (vi) Licensee notifies CWRU of any proposed grant of a sublicense and provides to CWRU, upon request, a copy of any proposed sublicense agreement seven (7) business days prior to execution thereof; and (vii) no such sublicense or attempt to obtain a sublicensee shall relieve Licensee of its obligations under Section 4 hereof, nor relieve Licensee of its obligations to pay CWRU any and all license fees, royalties and other payments due under the Agreement. In addition, Licensee shall also provide CWRU with a copy of the executed sublicense within seven (7) days after its execution.

6

2.3        CWRU, and any non-profit health care institutions affiliated with CWRU, shall have, and Licensee hereby grants to CWRU, the perpetual, worldwide, irrevocable right to make, have made, use, and import, free of charge, any product or process, developed by Licensee which contains or is based on any of Licensed Technology, and/or Licensee Improvements, for research (including but not limited to clinical research by itself or in conjunction with a healthcare institution), educational, academic, or administrative purposes.

2.4        No provision of this Agreement shall restrict CWRU’s ability to conduct further research and development in the area of Licensed Technology or other areas.

2.5        All Licensed Products shall be manufactured, sold and performed by Licensee in compliance with all applicable governmental laws, rules and regulations. Licensee shall keep CWRU fully informed of, and shall move expeditiously to resolve, any complaint by a governmental body relevant to Licensed Products, except for complaints subject to the Section of this Agreement entitled “Infringement”.

2.6        If Licensed Technology was supported under a United States Government funding agreement, then (a) the United States Government has been or will be granted licensing rights as required under the terms of those federal agreements, (b) all rights and requirements of the United States Government and others under Public Law 96-517, and Public Law 98-620, including but not limited to government purpose license, march-in rights, and obligations to provide materials to other researchers shall remain and shall in no way be affected by this Agreement and any right granted in this Agreement greater than that permitted under Public Law 96-517, or Public Law 98-620, shall be subject to modification as may be required to conform to the provisions of those statutes, and (c) products sold in the United States of America, embodying or produced through use of Licensed Technology, will be manufactured substantially in the United States of America, unless a waiver has been obtained from the federal funding agency under whose funding agreement the Licensed Technology was generated.

2.7        Retained Rights to the Licensed Technology. Notwithstanding the license granted in this Agreement, CWRU, and any non-profit health care institutions affiliated with CWRU, shall retain all rights to use the Licensed Technology for non-commercial research (excluding clinical research unless approved by Licensee), educational, academic, or administrative purposes, even in the Field of Use.

2.8        Supply of Research Materials. Subject to a materials transfer and confidentiality agreement to be negotiated in good faith by the parties, Licensee will provide to CWRU reasonable quantities of all research materials produced, or in the future developed, by the Licensee for the use by CWRU in a manner consistent with Section 2.7 above. CWRU shall not use such research materials in a manner detrimental to the Licensee’s legitimate commercial interests in the Licensed Technology granted under this Agreement or transfer such research materials to any Third Party(ies) obtained under this Section 2.8 without the prior written consent of the Licensee. Commercializing or seeking to commercialize such research materials and their derivatives within the Field of Use shall be deemed “detrimental to the Licensee’s commercial interests” within the intent of this Section.

2.9        Right of First Consideration for CWRU-based Clinical Studies. CWRU will have an opportunity to discuss with Licensee the terms pursuant to which CWRU may participate in the conduct of the first Clinical Trial of Licensed Products conducted following the Effective Date. Licensee will consider in good faith including CWRU as a site in any such Clinical Trial. CWRU will have thirty (30) days after receiving such notice and information to demonstrate CWRU’s ability to conduct such Clinical Trial by providing any reasonably requested information to Licensee such as, but not limited to historical enrollment capabilities in the relevant indication, comparable data collection and recordation processes, and the expertise of investigators and staff relevant to such Clinical Trial. If Licensee determines in its sole discretion that CWRU has appropriate capabilities for such activities, it shall notify CWRU. Thereafter, the parties shall negotiate in good faith the terms pursuant to which CWRU may participate in such Clinical Trial for up to sixty (60) days, provided that neither party will be obligated to enter into any agreement governing such activities. For clarity, nothing in this Section 2.9 shall prohibit Licensee from negotiating with Third Party(ies) in connection with conducting such Clinical Trial of the Licensed Product(s) at other sites at any time.

7

3.          TERM OF THIS AGREEMENT

The term of this Agreement shall conclude (i) at the end of twenty (20) years from the Effective Date, (ii) on the expiration date of the last-to-expire Patent or (iii) at the expiry of all Market Exclusivity Periods for a Licensed Product, whichever comes later, unless otherwise terminated pursuant to another provision of this Agreement. In no event shall the term be extended beyond the aforementioned period as a result of any Licensee Improvements.

4.          DUE DILIGENCE

4.1        Licensee shall use its best efforts to effect introduction of Licensed Technology into the commercial market as soon as possible; thereafter, until the termination of this Agreement, Licensee shall use its best efforts to market and maintain reasonable availability of the Licensed Technology for distribution to, and use by, the public.

4.2        Licensee shall, at a minimum, achieve the following milestones (“Diligence Milestones”):

(a)        [**].

(b)        [**].

(c)        [**].

(d)        [**].

(e)        [**].

4.3        Licensee’s default in performance in accordance with Section 4 herein shall be grounds for CWRU to terminate this Agreement pursuant to the Section entitled “Termination”. If Licensee deliberately fails to perform any of its performance obligations as specified in Section 4 and such performance obligations are within Licensee’s control, then CWRU shall have the right and option, in addition to any other rights CWRU has under this Agreement, at law, or in equity, to either amend the description of the Field of Use, terminate this Agreement, or change Licensee’s exclusive license under Licensed Technology to a nonexclusive license, subject to Section 5.8.

5.          ROYALTIES

5.1        Subject to Section 5.2 below, on a Licensed Product-by-Licensed Product basis, Licensee shall pay to CWRU the following tiered royalties on annual Net Sales of such Licensed Product:

Licensed Products in Human Applications

Annual Global Net Sales Amount	Royalty Rate
Up to $500 Million	[**]
>$500 million up to $2 Billion	[**]
Greater than $2 Billion	[**]

8

Licensed Products in Non-Human Applications

Annual Global Net Sales Amount	Royalty Rate
Up to $5 Million	[**]
>$5 Million up to $50 Million	[**]
Greater than $50 Million	[**]

No multiple royalties shall be due or payable because any Licensed Product is covered, in a given country, by more than one Patent, or by more than one claim of a Patent, within the Patent(s) as described in Attachment A. For the avoidance of doubt, the Royalties shall not be cumulative based on the number of Patents or claims covering a Licensed Product in a given country.

5.1.1	Determining Net Sales on Combination Products. In the event that any Licensed Product is sold for a single price with one or more separate and discrete products which (i) contains an active pharmaceutical ingredient (as such term is defined in 21 CFR § 207.1), and(ii) are themselves not Licensed Products under this Agreement, the Net Sales for such Licensed Product shall be calculated by multiplying the sales price of such combination sale by the fraction A/(A+B) where A is the fair market value of the Licensed Product and B is the fair market value of the other product(s) in the combination sale. In the event the fair market values cannot determined based on the above methodology, the fair market values shall be determined in good faith by mutual agreement of the parties. In addition, in the event that any Licensed Product is sold with any other product(s) or if any giveaways, discounts, rebates or charge-backs (whether as part of a customer loyalty, bundling or “loss leader” program, or otherwise) are provided for any Licensed Product to promote or sell other products or otherwise, the Net Sales for such Licensed Product shall be no less than the fair market value of such Licensed Product on a stand-alone basis (excluding any such discounts, rebates or charge-backs).

5.1.2	Royalty Rate Reduction. Notwithstanding the foregoing, in the event Licensee is required to pay royalties to one or more third parties for patent rights necessary to make, have made, use, sell, offer for sale, or import Licensed Product, Licensee may deduct $0.50 from the Royalties for every $1.00 Licensee actually pays to said third parties, provided that in no event shall the Royalty Rate be reduced by more than fifty percent (50%). For clarity, “necessary” in the preceding sentence means that, in the reasonable opinion of patent legal counsel, the third party patent rights are required to practice the Licensed Technology and to make, have made, use, sell, offer for sale, or import a Licensed Product.

5.2        If, at the time of sale, on a country-by-country basis and Licensed Product-by-Licensed Product basis, there is no Patent that covers the Licensed Product as described in Section 5.1, then Licensee shall pay to CWRU, in lieu of the royalty rates set forth in Section 5.1, a know-how royalty on Net Sales of such Licensed Product in such country at a royalty rate equal to fifty percent (50%) of the applicable royalty rate set forth in Section 5.1. If, at the time of sale, on a country-by-country basis and Licensed Product-by-Licensed Product basis, there is no Patent that covers the Licensed Product as described in Section 5.1 and there is a biosimilar or bio-equivalent product on the market that directly completes with the Licensed Product, then Licensee shall pay to CWRU, in lieu of the royalty rates set forth in Section 5.1, a know-how royalty on Net Sales of such Licensed Product in such country at a royalty rate equal to twenty five percent (25%) of the applicable royalty rate set forth in Section 5.1.

5.3        Licensee shall pay CWRU [X]% of all NRSI according to the following schedule:

Sublicense for any application other than veterinary application:

Event	[X] Percentage
Prior to the IND filing of a Licensed Product	[**]
Prior to the Completion of the first Phase I Clinical Trial of a Licensed Product	[**]
After Completion of a Phase I Clinical Trial but prior to Completion of the first Phase II Clinical Trial or a Licensed Product	[**]
After Completion of a Phase II Clinical Trial of a Licensed Product and thereafter	[**]

9

Sublicense solely for veterinary applications

Event	[X] Percentage
Prior to submitting an Outline of Production to the USDA for a Licensed Product	[**]
After submitting an Outline of Production to the USDA but prior to receiving a True Name and associated product code from the USDA or similar from the FDA	[**]
After Completion of a target animal efficacy field study for a Licensed Product and thereafter	[**]

5.4        Licensee and CWRU acknowledge and agree that this Agreement supersedes the Option Agreement except those rights granted to CWRU under Section 5.2 of the Option Agreement. For clarification purposes, Section 5.2 of the Option Agreement shall survive termination or expiration of the Option Agreement, and is hereby incorporated into this Agreement by reference as Attachment D.

5.5        Licensee shall pay CWRU a minimum royalty per year (“Annual Minimum Royalty”), payable on each anniversary of the Effective Date according to the following schedule:

(a)	[**] due and payable on each anniversary of the Effective Date, beginning upon the second (2nd) anniversary of the Effective Date.

(b)	If Licensee’s Net Sales for a Year equal or exceed $[**] the Annual Minimum Royalty per year shall increase to $[**] per year on the following anniversary of the Effective Date and subsequent Years.

(c)	If Licensee’s Net Sales for a Year equal or exceed $[**] the Annual Minimum Royalty per year shall increase to $[**] per year on the following anniversary of the Effective Date and subsequent Years.

(d)	If Licensee’s Net Sales for a Year equal or exceed $[**] the Annual Minimum Royalty per year shall increase to $[**] per year on the following anniversary of the Effective Date and subsequent Years.

The Annual Minimum Royalty shall be credited against the Royalties payable in a Year.

5.6        Annual Minimum Royalty payments described in Sections 5.5 (b), 5.5(c) and 5.5(d) are to be adjusted by the cumulative percentage change in the CPI-W Consumer Price Index between the December preceding the Effective Date and the December preceding the date on which the payment in question is payable.

10

5.7        Milestone Payment Amounts. The Licensee will make a payment to CWRU within thirty (30) days of each occurrence of the achievement of a Milestone as follows:

MILESTONE	MILESTONE PAYMENT AMOUNT

Initiate a Phase I Clinical Trial of a Licensed Product	[**]

Initiate a Phase II Clinical Trial of a Licensed Product	[**]

Initiate a Phase III Clinical Trial of a Licensed Product	[**]

Regulatory Approval of a Licensed Product	[**]

Product Launch	[**]
Total (per Licensed Product)	$1,800,000

This Section shall be construed as requiring separate Milestone payments for each and every Licensed Product that is subject to Initiating a Clinical Trial, Regulatory Approval and/or Product Launch and shall not be construed as limiting the number of times each Milestone can be achieved and for which payment is required. For example, $[**] shall be paid to CWRU for each Phase II Clinical Trial that is Initiated on each separate Licensed Product. For avoidance of doubt, if Licensee commences multiple Phase II Clinical Trials with a single Licensed Product, then Licensee shall pay $[**] one time.

Notwithstanding the foregoing, all veterinary applications shall not be subject to any Milestone payments.

5.8.       Milestone Cure. If the Licensee fails to achieve any Diligence Milestone under Section 4.2, the Licensee has the right to cure such failure as provided under Section 11.2 of this Agreement. Upon expiration of the pertinent cure period, and in lieu of termination, CWRU, at its sole option upon ninety (90) days prior written notice, may convert the Licensee’s exclusive license under this Agreement into a non-exclusive license and may grant non-exclusive licenses and other rights to the Licensed Technology to Third Parties, even in the Field of Use, whether such be commercial entities, academic institutions or other persons.

5.9.       Royalty if Licensee Challenges the Patent(s). Notwithstanding the above, should Licensee bring an action seeking to invalidate any Patent included in the Licensed Technology, Licensee will pay Royalties to CWRU at the rate of two (2) times the then applicable Royalty Rate of Net Sales during the pendency of such action. These Royalties shall not be refundable. Moreover, should the outcome of such action determine that any claim of a Patent(s) challenged by Licensee is both valid and infringed by a Licensed Product, Licensee will pay Royalties at the rate of three (3) times the then applicable Royalty Rate of Net Sales thereafter. Further, during the pendency of any action seeking to invalidate any Patent(s) included in the Licensed Technology, Licensee shall not pay Royalties into any escrow or other similar account but shall continue to pay amounts due to CWRU.

11

6.          PAYMENT TERMS

6.1        Royalties shall be paid by Licensee to CWRU, as defined in the Section entitled “Royalties” for each Fiscal Quarter within sixty (60) days of the end of such Fiscal Quarter, until this Agreement expires or is terminated in accordance with this Agreement. If this Agreement terminates before the end of a Fiscal Quarter, the payment for that terminal fractional portion of a Fiscal Quarter shall be made within ninety (90) days of the date of termination of this Agreement.

6.2        All payments hereunder shall be paid in U.S. Dollars and shall be made by wire transfer to CWRU’s designated account, and making reference to A2022-16778 Key Bank’s Cleveland office, or by Licensee’s check sent in accordance with the Section entitled “Notices”.

6.3        All payments including but not limited to Royalties, Annual Minimum Royalties, and Milestone Payments payable hereunder which are overdue shall bear interest until paid at a rate equal to the Prime Rate in effect at the date such payments were due plus four percent (4%) per annum, but in no event to exceed the maximum rate of interest permitted by applicable law. This provision for interest shall not be construed as a waiver of any rights CWRU has as a result of Licensee’s failure to make timely payment of any amounts.

7.          REPORTS AND AUDITS

7.1        Licensee shall report Quarterly to CWRU its Net Sales and Revenues, which are subject to Royalty payments.

7.2        No later than sixty (60) days after June 30 of each calendar year, Licensee shall provide to CWRU a written annual progress report (“Progress Report”) describing progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the most recent twelve (12) month period ending June 30 and plans for the forthcoming year. If multiple Licensed Products are being developed, the Progress Report shall provide the information set forth above for each Licensed Product.

7.3        No later than thirty (30) days after the completion of a Diligence Milestone, Licensee shall provide to CWRU a written report on the completion of said Diligence Milestone.

7.4        Licensee shall maintain accurate books and records such that the Royalties due and payable hereunder can be easily ascertained. Such books and records shall be maintained at Licensee’s principal place of business and shall be available for inspection by CWRU or its representatives during the normal business day upon not less than ten (10) days prior written notice, provided that CWRU or its representatives agree to protect the confidentiality of the information as to the customers of Licensee.

7.5        Licensee shall make available Licensee’s books and records for audit by an accounting firm or representative of CWRU’s selection, and Licensee agrees to cooperate fully in any such audit, provided that the auditors agree to protect the confidentiality of the information as to the customers of Licensee. Any such audit shall not be more frequent than annually. In the event that such audit determines that the amount of Royalties paid to CWRU was in error by more than five (5%) percent, Licensee shall pay the costs of the audit.

8.          IMPROVEMENTS AND COLLABORATIONS

8.1        Discussion of technical matters with each other by the parties will not create any rights to ownership of patents, copyrights, mask work rights, Trade Secrets or other intellectual property rights in solutions to the problem developed solely by employees or agents of the other party hereto.

12

8.2        Licensee will own all of the right, title and interest (including patents, copyrights, mask work rights, Trade Secrets and any other intellectual property rights, but excluding Patents) in and to results that are developed solely by Licensee employees or agents.

8.3        CWRU will own all of the right, title and interest (including patents, Patents, copyrights, mask work rights, Trade Secrets and any other intellectual property rights) in and to the results of the collaboration between the parties that are developed solely by CWRU employees or agents.

8.4        All intellectual property which results in Patents or Licensed Technology developed jointly by employees or agents of CWRU and Licensee, and which are not subject to another agreement between CWRU and Licensee, shall be owned by CWRU. Licensee may utilize such jointly developed property pursuant to the terms of this Agreement. CWRU may issue licenses to others regarding such jointly developed property which result in Patents or Licensed Technology, as long as such licenses do not violate any exclusive license to Licensee then existing under the Section entitled “License Grant”. If any other intellectual property is developed jointly by employees or agents of CWRU and Licensee which would not constitute a Patent or Licensed Technology and which are not subject to another agreement between CWRU and Licensee, CWRU and Licensee shall jointly own (without any duty to account to the other for profits) all right, title and interest (including patents, copyrights, mask work rights, Trade Secrets, and other intellectual property rights) therein. If any patentable invention which would not constitute a Patent or Licensed Technology arises out of such joint development by employees or agents of CWRU and Licensee, CWRU and Licensee will engage in good faith efforts to mutually agree on whether and how to pursue patent, copyright or mask work protection of the invention in the U.S. and elsewhere.

8.5        Except as provided in this Section, nothing herein shall be deemed to grant any license or rights in any other technology in addition to the Licensed Technology.

9.          PATENTS AND OTHER INTELLECTUAL PROPERTY

9.1        CWRU Property. Intellectual property rights to Licensed Technology such as Patent(s), and Copyrights which may be obtainable will remain the property of CWRU, subject to the provisions in Section 1.25 concerning Licensee Improvements. CWRU Trademarks existing on the Effective Date of this Agreement belong to CWRU.

9.2        Licensee shall bear all patenting and other intellectual property protection costs for protection of Licensed Technology. Licensee and CWRU acknowledge and agree that Licensee has received all invoices submitted under the Option Agreement. Licensee will reimburse CWRU for all future fees and expenses related to such patenting, within thirty (30) days of the receipt of each notification or bill. CWRU has incurred [**] for patenting and other intellectual property protection costs for invoices received through March 31, 2022 (the “Past Expenses”). Licensee shall reimburse CWRU for Past Expenses, which shall be invoiced to Licensee in four equal quarterly installments commencing on the sooner of (i) the date Licensee receives of an equity investment of at least $5 million or (ii) August 31, 2022.

9.3        CWRU has applied for, and/or will diligently Licensee apply for, prosecute and maintain Patent(s), at Licensee’s expense, in any country if so requested by, for any and all Patents listed in Attachment A, and any continuation, continuation-in-part, divisional, reissue, reexamination, or extension thereof, to the extent that such protection is reasonably obtainable. CWRU shall provide Licensee with copies of all relevant documentation relating to such prosecution and maintenance, and CWRU shall take into consideration any filings and patent prosecution actions recommended by Licensee to protect the Licensed Products, including, but not limited to, recommendations concerning elections, amendments, responses to office actions, declarations, oppositions, interferences and any other ex parte or inter partes matters before a patent office. For the avoidance of doubt, while CWRU will in good faith take into consideration any filings and patent prosecution actions recommended by Licensee, CWRU has sole authority to control the prosecution of the Patents.

13

9.4        CWRU may, at its option and sole discretion and at its own expense, pursue patent, copyright and/or trademark rights for Licensed Technology in any country for which coverage has not been requested by Licensee in accordance with Subsection 9.3 above. If Licensee does not reimburse CWRU for such fees within thirty (30) days of the receipt of each notification, then Licensee shall have no rights under any Patent in that country.

10.        MARKINGS, TRADEMARKS AND TRADE NAMES

10.1      During the term of the Agreement, Licensee shall have included in all sales, marketing literature and invoices relating to Licensed Product, a statement to the effect that “this product or portions thereof is manufactured under license from Case Western Reserve University and Dartmouth College” and, if applicable, either “Patent Pending” or, if applicable, “U.S. Patent Number US <PATENT NUMBER>” provided however, Licensee shall not be obligated to include such product labeling information if it violates any regulatory requirement of the FDA or other Foreign Equivalents.

10.2      Licensee shall have marked the appropriate portions of all Licensed Product with any applicable United States of America and foreign Patent numbers in accordance with the applicable laws of the countries in which the materials are intended to be used. Licensee shall neither register nor use any CWRU trademarks or trade names. Licensee shall ensure that its use of any Licensed Product is marked with the appropriate copyright notices as specified and in the order and manner as provided by CWRU. Licensee shall abide by the copyright laws and what are considered to be sound practices for copyright notice provisions in an applicable jurisdiction. Licensee shall not use any copyright notices that conflict with, confuse, or negate the notices that CWRU requires, provided such copyright notices do not conflict with the requirements of the FDA or any other regulatory agency.

10.3      Licensee acknowledges that it does not have any rights or any title whatsoever in or to CWRU’s technology, trade name or in or to any of CWRU’s trademarks, except as provided under this Agreement. Any reference by Licensee to CWRU beyond the above may only be done with express written permission of CWRU’s Executive Director for Technology Management.

11.        TERMINATION

11.1      In the event that Licensee defaults in the payment in full of any amount required to be paid under this Agreement on the date such payment is due, in addition to utilizing any other legal and/or equitable remedies, CWRU shall have the right by written notice to Licensee after such default either (i) to terminate the exclusivity, if any, of the license hereunder (by amending the word “exclusive” in the License Grant to read “non-exclusive”) without any reduction in any of the payments due from Licensee or (ii) to terminate this Agreement. If CWRU terminates this Agreement pursuant to this Section, Licensee shall still pay CWRU any Annual Minimum Royalties due for the next Year thereafter, notwithstanding termination of Licensee’s rights hereunder. In addition, and subject to Section 1.25, in the event of a termination under this Section, Licensee hereby grants to CWRU a fully paid up, perpetual license to use any Licensee Patent(s) necessary to practice any Patent(s) for research, educational and/or administrative purposes.

11.2 In the event that either party to this Agreement defaults in the performance of any of its obligations hereunder (other than the defaults referred to in Section 4 (Due Diligence) and Section 11.1. (Termination), hereof) and fails to cure such default within ninety (90) days after written notice of such default from such other party, the other party shall have the right by written notice to the defaulting party within sixty (60) days after the expiration of such ninety (90) day period to terminate this Agreement.

11.3      The termination of this Agreement shall not terminate (i) the obligation of Licensee to pay any amounts, which have accrued through the termination date or which are otherwise to be paid by Licensee under the terms of this Agreement, or (ii) the obligations of Licensee under the Sections entitled “Reports and Audits,” “Patents and Other Intellectual Property,” “Termination,” “Taxes,” “Confidentiality and Trade Secrets,” “Indemnification,” “Insurance,” “Dispute Resolution,” and “Infringement” hereunder.

14

11.4      Upon termination of this Agreement, Licensee will immediately discontinue any further use of Licensed Technology and discontinue production of any Licensed Products.

11.5      Licensee may terminate this Agreement by giving ninety (90) days written notice to CWRU. In the event that Licensee terminates this Agreement pursuant to this Section 11.5; Licensee shall tender to CWRU the termination fee of $[**], provided the Agreement is terminated for convenience, and shall further pay any amounts due and owing to CWRU pursuant to this Agreement upon such termination. If Licensee terminates this Agreement because the Licensed Product did not demonstrate safety or efficacy in a Clinical Trial that would permit the Licensed Product to be approved for sale, or because a Patent is determined to be wholly invalid (or partly invalid to the extent that, after termination, the Patent would not be infringed by the Licensed Product), then Licensee shall not be obligated to pay any termination fee other than amounts previously owing to CWRU under this Agreement. A termination pursuant to this section shall be subject to the provisions of Section 11.3 as with all other terminations.

12.        TAXES

Licensee shall pay all taxes which may be assessed or levied on, or on account of, the Licensed Technology, Licensed Product made, used or Disposed of hereunder and all taxes (other than taxes imposed by the United States of America or the State of Ohio or jurisdictions within such State) levied on or on account of the amounts payable to, or for the account of, CWRU under this Agreement.

13.        LIMITED WARRANTY, WARRANTY DISCLAIMER; LIMITATION OF LIABILITY

13.1      Except for the rights, if any, of the United States Government, as set forth in Section 2.7, to the best of the knowledge of the Technology Transfer Office, CWRU represents and warrants (1) that it is the owner or joint owner of the entire right, title, and interest in and to the Licensed Technology, (2) whether as the owner or joint owner, that it has the sole right to grant licenses thereunder, and (3) its belief that it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted to Licensee.

13.2      Licensee, by execution hereof, acknowledges, covenants and agrees that it has not been induced in any way by CWRU or its employees to enter into this Agreement.

13.3

A.         ALL LICENSED TECHNOLOGY, INFORMATION, MATERIALS, SERVICES, INTELLECTUAL PROPERTY OR OTHER PROPERTY OR RIGHTS, GRANTED OR PROVIDED BY CWRU PURSUANT TO THIS AGREEMENT (“DELIVERABLES”) ARE PROVIDED ON AN “AS IS” BASIS. EXCEPT FOR THE LIMITED WARRANTIES SET FORTH IN SECTION 13.1, CWRU MAKES NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, AS TO ANY MATTER INCLUDING, BUT NOT LIMITED TO, WARRANTY OF FITNESS FOR PARTICULAR PURPOSE, OR MERCHANTABILITY, EXCLUSIVITY OR RESULTS OBTAINED FROM USE. CWRU DOES NOT MAKE ANY WARRANTY OF ANY KIND WITH RESPECT TO FREEDOM FROM PATENT, TRADEMARK, OR COPYRIGHT INFRINGEMENT, OR THEFT OF TRADE SECRETS AND DOES NOT ASSUME ANY LIABILITY HEREUNDER FOR ANY INFRINGEMENT OF ANY PATENT, TRADEMARK, OR COPYRIGHT ARISING FROM THE USE OF DELIVERABLES. LICENSEE AGREES THAT IT WILL NOT MAKE ANY WARRANTY ON BEHALF OF CWRU, EXPRESSED OR IMPLIED, TO ANY ENTITY CONCERNING THE APPLICATION OF OR THE RESULTS TO BE OBTAINED WITH DELIVERABLES.

15

B.         IN NO EVENT SHALL CWRU BE LIABLE TO LICENSEE OR ANY THIRD PARTY FOR ANY DIRECT, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR INABILITY TO USE SAID INTELLECTUAL PROPERTY OR ANY APPLICATIONS AND DERIVATIONS THEREOF ARISING FROM OR RELATING THIS AGREEMENT AND THE LICENSED TECHNOLOGY ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT(INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, EVEN IF CWRU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

C.         CWRU’S TOTAL LIABILITY UNDER THIS AGREEMENT OR FOR BREACH THEREOF, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR ANY OTHER LEGAL THEORY, SHALL NOT EXCEED THE TOTAL AMOUNTS PAID TO CWRU HEREUNDER DURING THE TWELVE (12) MONTHS PRIOR TO THE LAST EVENT GIVING RISE TO SUCH CLAIM. THE LIMITATIONS OF LIABILITY IN THIS SECTION 13 SHALL APPLY NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

14.        COSTS

All costs and expenses incurred by Licensee in carrying out Licensee’s obligations under this Agreement shall be paid by Licensee, and Licensee shall not be entitled to reimbursement from Royalties hereunder or otherwise therefor from CWRU. Licensee shall possess or obtain at its own expense all necessary licenses and permits and shall comply with all laws, ordinances, rules or regulations affecting the exportation, use, and/or sale or transfer of the Licensed Product, Licensed Technology and/or Licensee Improvements.

15.        CONFIDENTIALITY AND TRADE SECRETS

15.1      “Confidential Information” shall mean any information relating to the Licensed Technology, the terms of this Agreement (as from time to time amended), Patents, copyrights, algorithms, and software covered by this Agreement or information disclosed to Licensee in connection with performance of this Agreement, provided that such information is marked “Confidential” or designated in writing as “Confidential” within thirty (30) days after disclosure to Licensee. All such information shall be Confidential Information, including information disclosed to Licensee prior to the date of this Agreement, unless such information (i) was already in Licensee’s possession and without restriction prior to the disclosure thereof by CWRU as provided in this Section 15.1; (ii) has been published or is published hereafter, unless such publication is a breach of this Agreement; (iii) is received by Licensee from a Third Party not under an obligation of confidentiality with respect thereto; or (iv) is independently developed by Licensee’s employees who did not have access to Confidential Information. In the event that such information shall be established to have been known to Licensee prior to the disclosure thereof by CWRU by reference to any publication thereof by Licensee or by reference to any internal writing or other business record maintained by Licensee in the ordinary course of business, such information shall not be deemed to be Confidential Information for purposes of this Agreement following notification to CWRU of such fact.

15.2      Licensee shall maintain in confidence and shall not disclose to any person not a party hereto, nor shall Licensee use or exploit in any way without CWRU’s written agreement, any Confidential Information until three (3) years after the later of the date of the termination of this Agreement or the end of the term of the last to expire Patent, unless such information ceases to be Confidential Information prior to the end of such period through no fault of Licensee or Licensee and CWRU enter into an agreement authorizing same. Notwithstanding the foregoing, Licensee shall be able to disclose the terms of this Agreement as required under the rules and regulations of the Securities and Exchange Commission (“SEC”) or other government regulation; provided, however, that prior to any such disclosure, Licensee will consult with CWRU with respect to the scope and content of such disclosure. Notwithstanding the foregoing, CWRU understands that Licensee will be required to timely file a copy of this Agreement with the SEC.

15.3      Licensee shall maintain with respect to such Confidential Information a standard of care which is no less than that standard which Licensee maintains to prevent the disclosure of its own most valuable confidential information but in no event shall Licensee exercise less than reasonable care to prevent the disclosure of Confidential Information by its employees or representatives.

16

15.4      Upon termination of this Agreement for any reason, Licensee agrees to return within sixty (60) days to CWRU, without copying, all originals and copies of all materials (other than this Agreement) containing any Confidential Information. Notwithstanding the foregoing, Licensee shall be able to retain one copy of Confidential Information for legal or regulatory purposes in addition to any computer records or files containing Confidential Information that have been created pursuant to automatic archiving and back-up procedures.

15.5      For purposes of this Section the term “CWRU” shall include inventors of the Licensed Technology and those working with or under them except that such persons do not have authority to execute an authorizing agreement under Section 15.2.

16.        INDEMNIFICATION

Licensee hereby agrees to defend, indemnify and hold harmless CWRU, its trustees, officers, employees, attorneys and agents from any and all claims arising from or relating directly or indirectly to this Agreement (and any related damages, liabilities, costs, losses, expenses and attorney’s fees), including but not limited to all claims or demands made against them arising out of or relating to Licensee’s and/or any of its sublicensee’s use of or conduct regarding Licensed Products, Licensed Technology, Deliverables or Licensee Improvements, and (including but not limited to) any claims of product liability, personal injury, death, damage to property or violation of any laws or regulations.

17.        INSURANCE

17.1      Throughout the term of this Agreement and for a period of five (5) years thereafter, Licensee shall obtain and maintain, in full force and effect and at Licensee’s sole cost and expense, one or more insurance policies providing:

(i)         Commercial general liability insurance (including, without limitation any event, coverage and any necessary endorsements for products /completed operations, blanket broad form contractual liability as well as for clinical trials if any such trials are to be performed by or on behalf of Licensee) which provides, for each annual policy period, coverage and insurer’s liability of no less than the minimum limits specified in the Section below for injury, death and property damage resulting from each occurrence during the policy period; and

(ii)        Worker’s compensation insurance in respect of all of Licensee’s employees with limits of liability and coverage as legally required in the jurisdiction in which the Licensee is doing business; and

(iii)       Automobile liability insurance to cover owned and non-owned automobiles, if applicable.

17.2      Subject to the further provisions of this Section, the comprehensive commercial general liability coverage shall have the following minimum limits:

(i)         From the Effective Date until the date immediately prior to the first Clinical Trial or Product Launch: $[**] for each occurrence; $[**] in general aggregate (other than product liability). Licensee shall have thirty (30) days following the Effective Date to obtain such coverage.

(ii)        From the date immediately prior to the first Phase III Clinical Trial: $[**] each occurrence, $[**] general aggregate (other than product liability); $[**] product liability aggregate.

(iii)       From the date immediately prior to the Product Launch: $[**] each occurrence, $[**] general aggregate (other than product liability); $[**] product liability aggregate.

17

17.3      CWRU may periodically evaluate the adequacy of the minimum coverage of insurance and deductible limits specified in this Section 17. CWRU reserves the right to require Licensee to adjust the insurance coverage by modifying the types of required coverages, the limits and/or financial rating and/or the method of financial rating of Licensee’s insurers as such changes are required of CWRU by its insurance carrier. CWRU shall provide Licensee with reasonable notice, contingent on CWRU receiving timely notice from its insurance carrier, of any proposed modification and, if so requested by Licensee, discuss any proposed modifications in good faith. Should any of the requirements of this Section 17 not be available in the insurance market at commercially reasonable rates or at all, the parties shall work together in good faith to achieve a commercially reasonable resolution thereof.

17.4      Each policy of insurance which Licensee is required to obtain hereunder shall (a) be with reputable and financially secure insurance carriers having at least an A rating (A rating or above by A.M. Best) and an A.M. Best Class Size of at least VIII, (b) list each of CWRU, its trustees, officers, employees, faculty, staff, students, agents and their respective successors, heirs and assigns as additional insured, (c) be endorsed to provide that the insurer waives all subrogation rights which the insurer otherwise has or could have against any additional insured, (d) be primary in respect of all additional insured, and (e) provide that the identified insurer will not cancel or fail to renew the identified insurance without giving CWRU at least 30 days’ prior written notice thereof.

17.5      Within thirty (30) days following the Effective Date, and thereafter no later than the day on which any such policy of insurance is renewed or replaced, Licensee shall provide CWRU with a Certificate of Insurance from each such insurer which evidences compliance by Licensee with its obligations hereunder. Upon the from time to time request of CWRU, Licensee shall provide CWRU with a copy of the policy, status of claims and claims history respecting any of the insurance required to be maintained by Licensee hereunder.

17.6      For the avoidance of doubt, the minimum insurance coverage and limits set forth in this Agreement do not constitute a limitation on Licensee’s liability or obligations to indemnify or defend CWRU and any other additional insured under this Agreement.

18.        BREACH

No acquiescence in any breach of this Agreement by either party shall operate to excuse any subsequent or prior breach.

19.        PRIOR AGREEMENT

Except for any confidential disclosure agreement executed by the parties, this Agreement supersedes all previous agreements relating to the subject matter hereof, whether oral or in a writing, and constitutes the entire agreement of the parties hereto and shall not be amended or altered in any respect except in a writing executed by the parties.

20.        INTERPRETATION

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio, United States of America, without regard to conflict of law principles.

21.        DISPUTE RESOLUTION

The parties consent to the exclusive jurisdiction of the courts of Cuyahoga County, Ohio to resolve any and all disputes relating to this Agreement. Licensee hereby irrevocably and unconditionally:

18

(i)         Waives any objection which it may have at any time to the laying of venue of any lawsuit relating to the Agreement being brought in any court located in Cuyahoga County, Ohio, waives any claim that any such lawsuit has been brought in an inconvenient forum, and waives any right to object, with respect to any lawsuit brought in any such court, that such court does not have jurisdiction over Licensee; and

(ii)        Consents and agrees to service of any summons, complaint or other legal process in any lawsuit by registered or certified mail, postage prepaid, to Licensee at the address for notices described in the Section entitled “Notices” hereof, and consents and agrees that such service shall constitute in every respect valid and effective service (but nothing herein shall affect the validity or effectiveness of process served in any other manner permitted by law).

22.        INFRINGEMENT

22.1.     Subject to Section 22.2, Licensee shall have the right but not the obligation, to initiate, control, defend and/or settle any proceedings involving the validity, enforceability or infringement of any Patent(s) when in its sole judgment such action may be necessary, proper, and justified. CWRU shall join in any such action, at Licensee’s request and expense.

22.2.     Upon written notice to Licensee, CWRU may request that Licensee take steps to stop a Third Party who is selling a product that does or will compete with a Product sold or being developed by Licensee or any of its affiliates (but not a sublicensee, or sublicensee affiliate) (“Third Party Infringer”) from infringing an issued patent falling within the definition of Patent(s) by providing CWRU with written evidence demonstrating prima facie infringement of specific claims of such Patent in the Field of Use. CWRU shall have the right to initiate legal proceedings against any such Third-Party Infringer in its own name and at CWRU’s sole expense, unless Licensee, not later than one hundred and twenty (120) days after receipt of such notice, either (i) causes such infringement to cease or (ii) initiates legal proceedings against the Third-Party Infringer. Notwithstanding the foregoing, Licensee shall have no obligation to assert more than one Patent in one jurisdiction against the Third-Party Infringer. Any proposed disposition or settlement of a legal proceeding filed by CWRU to enforce any issued patent falling within the definition of Patent(s) within the Licensed Technology against any Third-Party Infringer shall be subject to Licensee’s prior written approval, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Licensee’s rights under this Section 22.2 shall apply only to claims of Patent(s) that are exclusively licensed to Licensee under this Agreement and only in the Field of Use and territory which are exclusively licensed to Licensee under this Agreement.

22.3      Any recovery, whether by way of settlement or judgment, from a Third Party pursuant to a legal proceeding initiated in accordance with Section 22.1 or 22.2 shall first be used to reimburse the party initiating such legal proceedings for its actual fees, costs and expenses incurred in connection with such proceeding. The balance of such recovery shall be divided seventy-five percent (75%) to the party that initiated the legal proceeding and twenty-five percent (25%) to the other party.

22.4      In the event a party initiates or defends a legal proceeding concerning any patent pursuant to Section 22, the other party shall cooperate fully with and supply all assistance reasonably requested by the party initiating such proceeding, including without limitation, joining the proceeding as a party if requested (at the initiating party’s sole cost). The party that institutes any legal proceeding concerning any Patent pursuant to Section 22 shall have sole control of that proceeding.

22.5      In the event a party initiates or defends a legal proceeding concerning any Patent pursuant to Section 22, the other party shall cooperate fully with and supply all assistance reasonably requested by the party initiating such proceeding, including without limitation, joining the proceeding as a party if requested (at the initiating party’s sole cost). Subject to Section 22.2, the party that institutes any legal proceeding concerning any Patent pursuant to Section 22 shall have sole control of that proceeding.

19

22.6      Notwithstanding the pendency of any infringement (or other) claim or action by or against Licensee, Licensee shall have no right to terminate or suspend (or escrow) payment of any amounts required to be paid to CWRU pursuant to this Agreement.

23.        NOTICES

Any notice under any of the provisions of this Agreement shall be deemed given when deposited in the mail, postage prepaid, registered or certified first class mail and addressed to the applicable party at the address stated on the signature page hereof, or such other address as such party shall specify for itself by like notice to other party. Each party shall transmit to the other a facsimile copy or electronic communication of each such notice promptly after such deposit in the mail.

24.        ASSIGNMENT

Licensee shall neither assign nor transfer this Agreement or any interest herein to a non-US entity, without the prior written consent of CWRU, provided, however, that Licensee may assign this Agreement and its rights and the license granted herein without CWRU’s prior written consent in conjunction with the sale or transfer of all, or substantially all of Licensee’s business or assets relating to this Agreement, provided assignees assume all obligations under the License Agreement, whether by sale of stock, sale of assets, merger, change of control, or otherwise.

25.        HEADINGS

The section headings contained in this Agreement are set forth for the convenience of the parties only, do not form a part of this Agreement and are not to be considered a part hereof for the purpose of construction or interpretation hereof, or otherwise.

26.        EXPORT CONTROLS

It is understood that CWRU is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. CWRU neither represents that a license shall not be required nor that, if required, it shall be issued.

27.        NO THIRD PARTY BENEFICIARY

Notwithstanding any other provision of this Agreement, no entity shall be considered a third party beneficiary of this Agreement.

28.        FORCE MAJEURE

A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes, and floods, fires, explosions, or other natural disasters, including pandemics. When such events have abated, the non-performing party’s obligations herein shall resume.

20

29.        BINDING AGREEMENT AND SEVERABILITY

Licensee and CWRU shall not attempt to invalidate or contest the validity of this Agreement.

In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

30.        COUNTERPARTS

The parties agree that this Agreement may be executed by electronic copies and in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the presence of an electronic signature.

(The Balance Of This Page Intentionally Left Blank – Signature Page To Follow)

21

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in duplicate counterparts, each of which shall be deemed to constitute an original, effective as of the date first above written.

The undersigned verify subject to the penalties of Section 2921.13 of the Ohio Revised Code relating to unsworn falsification to authorities that they have the authority to bind to this Agreement the party on behalf of which they are executing below.

Case Western Reserve University	Mosaic ImmunoEngineering, Inc.

By: /s/ Michael J. Haag	By: /s/ Steven King

Name: Michael J. Haag	Name: Steven King

Title: Executive Director Technology	Title: President and CEO
Management, Technology Transfer Office, Case Western Reserve University

Date: 5/2/2022	Date: 5/4/2022

By: /s/ Michael Lee

Name: Michael Lee

Title: Treasurer

Date: 5/4/2022

Address for Notices: Technology Transfer Office Case Western Reserve University 10900 Euclid Avenue Cleveland, OH 44106 Attention: Executive Director for Technology Management Fax: 216-368-0196	Address for Notices: Mosaic ImmunoEngineering, Inc. 9114 Adams Ave., #202 Huntington Beach, CA, 92646 Attention: Corporate Secretary Email: info@mosaicie.com

22

Attachment A

Description of Licensed Technology

CWRU intellectual property:

•	Patents directed to CWRU Invention Disclosure Number 2015-2767 entitled “Immunotherapy using plant virus-based virus-like particles”, including

o	Patent or application numbers US 62/076,543, US 62/107,617, US 62/159,389, US 62/364,997, PCT/US2015/059675, US 10,639,363, AU 2015342790, CA 2,967,336, CN 201580063662.6, EP 3 215 520, JP 6731405, US 11,260,121, PCT/US2018/031661, US 16/612,214, EP 21201960.8, US 63/049,434, US 17/369,405 and US 17/680,813.

•	Patents directed to CWRU Invention Disclosure Number 2017-3235 entitled “Combination Therapy using Plant Virus Nanoparticle Vaccination and Chemotherapy”, including

o	Patent or application numbers US 62/469,869, PCT/US2018/022023, US 16/492,884 and EP 18764856.3.

•	Patents directed to CWRU Invention Disclosure Number 2019-3587 entitled “Freeze Drying to Produce Efficacious CPMV Virus-like Particles”, including

o	Patent or application numbers US 62/839,438 and US 16/859,400.

23

Attachment B

Licensed Improvements

[to be updated as Licensee Improvements are developed]

24

Attachment C

Melt Processing Patents

CWRU Melt Processing intellectual property:

•	Patents directed to CWRU Invention Disclosure Number 2017-3151 entitled “Virus-Like Particle and Virus: Polymer Devices as Vaccines”, including

o	Patent or application numbers US 62/417,000, PCT/US2017/059935, US 16/347,503, EP 17868454.4, CA 3,042,695 and AU 2017354004.

25

Attachment D

Section 5.2 of the Option Agreement

5.2        In further consideration for the Evaluation License, the License Option, and other rights granted hereunder, COMPANY shall issue to CWRU Equity Securities comprised of a number of shares of Class B Common Stock in the COMPANY such that CWRU owns ten percent (10%) of the COMPANY as of the Effective Date on a fully diluted basis, which shares shall have the rights and preferences described in the Term Sheet and otherwise reasonably satisfactory to CWRU. Such shares of Class B Common Stock shall have the anti-dilution protections described in the Term Sheet. Such Shares issued to CWRU shall be reflected in capitalization table of the COMPANY as of the Effective Date and consistent with the Term Sheet and shall be considered issued as of the Effective Date for all purposes, including tax purposes. CWRU shall not, as a condition of this Agreement, require that additional Units be issued to CWRU by COMPANY to exercise the License Option. Further, until the cumulative fully-diluted ownership percentage of CWRU falls below three percent (3%) of COMPANY, CWRU shall have the right, but not the obligation, to appoint one observer to attend and participate in, but who will not have any voting rights with respect to, all meetings of the Board, all committees of the Board and all sub-committees of the Board (the “Board Observer”). The Board Observer will have the right to receive all meeting materials sent to the members of the Board, committee members and subcommittee members. The COMPANY shall promptly include the provisions of this Section 5 and the Term Sheet in the Certificate of Incorporation or other agreement, as appropriate, of the COMPANY, or an amendment thereto, to the reasonable satisfaction of CWRU. Within 90 days from the issuance of the Class B Common Stock, the Company shall pay all reasonable due diligence costs and outside legal fees and expenses incurred by CWRU in connection with the issuance of the Class B Common Stock up to a maximum reimbursable cap of $[**].

26